Exhibit 99.(a)(1)

INVESCO QQQ TRUST, SERIES 1

AMENDED AND RESTATED TRUST INDENTURE AND AGREEMENT

Dated December 19, 2025

Incorporating

Amended and Restated Standard Terms and Conditions of Trust for Invesco QQQ Trust, Series 1

and subsequent and similar series of the Invesco QQQ Trust Dated as of December 19, 2025

Between

INVESCO CAPITAL MANAGEMENT LLC

As Sponsor

and

THE BANK OF NEW YORK MELLON

As Trustee

This AMENDED AND RESTATED TRUST INDENTURE AND AGREEMENT dated December 19, 2025 (the "Amended and Restated Indenture"), is between Invesco Capital Management LLC, a Delaware limited liability company, as Sponsor (the “Sponsor”), and The Bank of New York Mellon, a New York corporation with trust powers, as Trustee (the “Trustee”), and sets forth certain of its provisions in full and incorporates other of its provisions by reference to a document entitled "Amended and Restated Standard Terms and Conditions of Trust" dated as of December 19, 2025, between the parties hereto (hereinafter called the "Amended and Restated Agreement" and, together with the Amended and Restated Indenture, the "Amended and Restated Indenture and Agreement"), such provisions as are set forth in full and such provisions as are incorporated by reference constituting a single instrument.

WITNESSETH:

WHEREAS, the Invesco QQQ Trust, Series 1 was formed as the NASDAQ-100 Trust, Series 1 pursuant to a Trust Indenture and Agreement between NASDAQ-AMEX Investment Product Services, Inc., as sponsor, and THE BANK OF NEW YORK (subsequently known as The Bank of New York Mellon), as trustee, dated March 4, 1999 (“Initial Trust Indenture”) in order to facilitate the creation of series of securities issued under a unit investment trust in accordance with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the laws of the State of New York, such series representing undivided interests in a trust fund composed primarily of Securities (as defined in the Amended and Restated Agreement) included from time to time in the Nasdaq-100 Index (R) (the "Index"); and

WHEREAS, the Initial Trust Indenture was amended on March 21, 2007 by Invesco Capital Management LLC (formerly PowerShares Capital Management LLC, replacing NASDAQ-AMEX Investment Product Services, Inc.), as sponsor, and the Trustee, to change the name of the trust to PowerShares QQQ Trust, Series 1; and

WHEREAS, the Initial Trust Indenture was further amended effective June 4, 2018 to change the name of the trust to Invesco QQQ Trust, Series 1; and

WHEREAS, the Initial Trust Indenture was further amended on October 15, 2020 to change the mandatory termination date; and

WHEREAS, the Initial Trust Indenture, as amended, sets forth certain of its provisions in full and incorporates other of its provisions by reference to the Standard Terms and Conditions of Trust, dated as of March 1, 1999, and effective as of March 4, 1999, as amended on April 17, 2001, February 4, 2004, January 1, 2006, November 16, 2012, August 2, 2017, and January 26, 2018 (the “Initial Standard Terms” and, together with the Initial Trust Indenture, as amended, the “Initial Indenture and Agreement”); and

WHEREAS, the Section 10.01(a) of the Initial Standard Terms allows for the Initial Indenture and Agreement to be amended by the Sponsor and the Trustee, with the consent of 51% of the trust’s beneficial owners, to add provisions to or change or eliminate any of the provisions of the Initial Indenture and Agreement or to modify the rights of beneficial owners, provided however, that the Initial Indenture and Agreement may not be amended without the consent of all of the beneficial owners of outstanding shares of the trust if such amendment would: (a) permit, except in accordance with the terms and conditions of the Initial Standard Terms, the acquisitions of any securities other than those acquired in accordance with the terms and conditions of the Initial Standard Terms (the “Securities Acquisition Provision”); (b) reduce the interest of any beneficial owner in the trust; or (c) reduce the percentage of beneficial owners required to consent to any such amendment; and

WHEREAS, the Sponsor has determined that it is in the best interest of the beneficial owners to amend the Initial Indenture and Agreement to permit the trust to be administered such that its classification under the 1940 Act will change from a “unit investment trust” (as defined in Section 4(2) of the 1940 Act) to a “management company” (as defined in Section 4(3) of the 1940 Act) and the Trustee determined that it is permissible and appropriate to submit such proposal to the beneficial owners for their approval; and

WHEREAS, in order to facilitate this reclassification, the Sponsor and the Trustee have determined to amend and restate the Initial Indenture and Agreement, while making no changes to the provisions of the Initial Indenture and Agreement that relate to the Securities Acquisition Provision or that would reduce the interest of any beneficial owner in the trust or the percentage of beneficial owners required to consent to an amendment; and

WHEREAS, the Sponsor and the Trustee have obtained the consent of at least 51% of the beneficial owners of the trust to effectuate the changes to the Initial Indenture and Agreement as reflected herein and in the Amended and Restated Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee agree as follows:

Section 1. INCORPORATION OF AGREEMENT. Subject to the provisions of Section 2 hereof, all of the provisions of the Amended and Restated Agreement are incorporated herein by reference in their entirety and shall be deemed to be a part of this instrument as though such provisions had been set forth in full in this instrument. All capitalized terms used but not defined in the subsequent provisions of this Amended and Restated Indenture shall have the meanings ascribed to such terms in the Amended and Restated Agreement.

Section 2. SPECIFIC TERMS OF THIS SERIES. The parties hereby agree to the following terms for the Invesco QQQ Trust, Series 1:

A.	The number of Shares of the Trust shall be unlimited.
B.	The Shares of the Trust, when issued in accordance with this Amended and Restated Indenture, shall be fully paid and non-assessable.
C.	The number of Shares of the Trust which, when aggregated, constitute one Creation Unit is 50,000.
D.	The Initial Date of Deposit of this Series of the Trust is March 4, 1999.
E.	The Trust's taxable year shall be the year ending each September 30.
F.	This Amended and Restated Indenture may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
G.	Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Amended and Restated Indenture and Agreement.
H.	Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Amended and Restated Agreement.
I.	With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Successor Trustees (as defined in Section 3) in accordance with the Amended and Restated Agreement and are set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time, with respect to such Series.
J.	Subject to the limitations imposed by Sections 9.5(a) and 12.1 of the Amended and Restated Agreement, the Successor Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series, or redesignate any of the Series, without any action or consent of the shareholders.

K.	The designation of any Series hereby shall not impair the power of the Successor Trustees from time to time to designate additional Series of Shares of the Trust.

Section 3. REPLACEMENT OF TRUSTEE. The Bank of New York Mellon is replaced as trustee of the trust by the following replacement trustees (the “Successor Trustees”):

Ronn R. Bagge	Marc M. Kole	Gary R. Wicker
Todd J. Barre	Yung Bong Lim	Donald H. Wilson
Victoria J. Herget	Joanne Pace	Brian Hartigan

Upon such replacement, The Bank of New York Mellon ceases to act or have any power or authority to act as trustee of the trust, and the further actions taken herein are the actions of the Sponsor and the Successor Trustees.

Section 4. ADMINISTRATOR, TRANSFER AGENT AND CUSTODIAN. For a term of seven years commencing with the execution of this Amended and Restated Indenture, The Bank of New York Mellon, or one of its affiliated persons, will be engaged by the Successor Trustees to serve as custodian, transfer agent, and administrator of the Trust and will be paid an aggregate fee for such services at an annual rate of 3.5/100 of 1% per annum, pursuant to one or more written agreements between the Successor Trustees on behalf of the Trust and The Bank of New York Mellon. Any fee payable pursuant to this section may be paid directly from the assets of the Trust or instead by an investment adviser pursuant to a written investment advisory agreement between such investment adviser and the Successor Trustees.

Section 5. MANDATORY TERMINATION DATE. The Mandatory Termination Date for the Trust shall be the date upon which the maturity, redemption, sale or other disposition, as the case may be, of the last security held by the Trust occurs.

Section 6. SURVIVING PROVISIONS. Notwithstanding any other provision of this Amended and Restated Indenture and Agreement, Section 7.04 and Section 8.05 of the Initial Standard Terms shall continue to apply to the Sponsor, the Trustee and the Trust for all actions taken or not taken at or prior to the date of this Amended and Restated Indenture.

[Signature Page on Following Page]

IN WITNESS WHEREOF, Invesco Capital Management LLC and The Bank of New York Mellon have caused this Amended and Restated Indenture to be executed and attested as of the date first above written.

Invesco Capital Management LLC, as Sponsor

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Gerard Connors
Name:	Gerard Connors
Title:	Vice President